EXHIBIT 10.16

CONFIDENTIAL TREATMENT REQUEST

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.  OMISSIONS ARE DESIGNATED AS [****].  A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER AGREEMENT

U.S. AVAILABILITY SERVICES

BETWEEN

SUNGARD AVAILABILITY SERVICES LP

AND

CONVIO, INC.

a Delaware corporation

DATED

6/1/08

(the “Master Agreement”)

By the signatures of their duly authorized representatives below.  SunGard and Customer, intending to be legally bound, agree io all of the provisions of this Master Agreement.

SUNGARD AVAILABILITY SERVICES LP	CUSTOMER:	Convio, Inc.

By:	/s/ David M. Reysa	By:	/s/ Hayden Stewart

Print Name:	DAVID M. REYSA	Print Name:	HAYDEN STEWART

Print Title:	CONTRACT OFFICER	Print Title:	VP, IT

Date Signed:	6/6/08	Date Signed:	6/2/08

This Master Agreement is comprised of the general terms and conditions set forth below and the terms and conditions set forth in the Services Exhibit(s) attached hereto (the services described in such exhibit(s) are referred to collectively as the “Services”).  Each Schedule entered into hereunder represents a separate contract between SunGard and Customer or one of its Affiliates (as defined below) that incorporates and is governed by all of the terms of this Master Agreement.  If there is a conflict between a Schedule and this Master Agreement, the Schedule shall govern.  Each Schedule will designate which type of Services it covers by reference to one of the Services Exhibits, Each Schedule may be signed by Customer or one of its Affiliates, and such signer shall be deemed to be “Customer” for purposes of that Schedule, provided that the Customer who signed this Master Agreement shall be jointly and severally liable with such Affiliate for the performance of all obligations under such Schedule.  “Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with Customer for as long as such relationship remains in effect.

THE TERMS OF THIS AGREEMENT ARE CONFIDENTIAL

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*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.  OMISSIONS ARE DESIGNATED AS [****].  A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL TERMS AND CONDITIONS

1.             CONTRACT TERM.  This Master Agreement shall continue in effect as long as there is a Schedule in effect.  The term of a Schedule, and Customer’s rights to use the Services selected on that Schedule, shall begin on the Commencement Date stated in that Schedule and continue in effect for the Agreed Term stated in that Schedule.  Thereafter, that Schedule shall automatically renew for successive renewal terms of equal duration to the Agreed Term, unless either party gives written notice of termination to the other at least six (6) months before the end of the then current term.  Customer acknowledges that SunGard requires this advance notice due to the substantial long-term equipment and facilities commitments SunGard makes in reliance upon its customer contracts.  Each Schedule is a non-cancelable contract that may be terminated only in accordance with its express terms.

2.             FEES AND EXPENSES.  All Monthly or Annual Fees (as defined in a Schedule) shall be invoiced by SunGard in advance at the billing address defined in the Schedule.  All other fees, and any out-of-pocket expenses reasonably incurred by SunGard on behalf of Customer shall be invoiced by SunGard as and when incurred.  Customer’s payments shall be due within thirty (30) days after receipt of invoice.  For any amount net paid when due.  Customer will pay interest at the lesser of [****] percent [****] per annum or the maximum amount permitted by law.  Unless Customer provides a valid tax exemption certificate.  Customer shall be responsible for any sales, use, excise or comparable taxes assessed or imposed upon the Services provided or the amounts charged under a Schedule.  Beginning one year after the Commencement Date of a Schedule.  SunGard may increase all fees chargeable under that Schedule by up to [****] percent [****] per contract year, by giving Customer at least ninety (90) days prior written notice.

3.             CONFIDENTIALITY.

(a)           All information disclosed by one party to the other in 4 connection with this Master Agreement shall be treated as confidential (“Confidential Information”).  With respect to Confidential Information disclosed by one party (“disclosing party”) to the other party (“receiving party”), (i) the receiving party shall hold such Confidential Information in strict confidence using the same standard of care as it uses to protect its own confidential information but not less than a reasonable standard of care, (ii) the receiving party shall not use or disclose such Confidential Information for any purpose except as necessary to fulfill its obligations under a Schedule or this Master Agreement, or except as required by law provided that the disclosing party is given a reasonable opportunity to obtain, at its expense, a protective order (the receiving party shall reasonably cooperate with the disclosing party in connection therewith), (iii) the receiving party shall limit access to such Confidential Information to such of its employees, agents and contractors who need such access to fulfill the receiving party’s obligations under a Schedule, and (iv) the receiving party shall require its employees, agents and contractors who have access to such Confidential Information to abide by the confidentiality provisions of this Master Agreement.

(b)           Without limiting the generality of the foregoing, such Confidential Information includes (i) with respect to Customer, Customer’s data and software (including Customer NPI as defined below) and the details of Customer’s computer operations and recovery procedures, which include trade secrets of Customer, (ii) with respect to SunGard, SunGard’s physical security systems, access control systems, specialized recovery equipment and techniques, pricing information.  User’s Guides, and E-Testing Program, which include trade secrets of SunGard, and (iii) with respect to both parties, the terms of this Master Agreement and all Schedules and any detailed information regarding the performance of this Master Agreement or any Schedule.

(c)           Confidential Information shall not include information that (i) is or becomes publicly available through no wrongful act of the receiving party, (ii) was known by the receiving party without any obligation of confidentiality at the time of disclosure by the disclosing party, (iii) was obtained by the receiving party from a third party without restriction on disclosure, or (iv) was developed independently by the receiving party.

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(d)           To effect the purposes of a Schedule, Customer may from time to time provide SunGard with certain “nonpublic personal information” as defined by the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) and the rules and regulations promulgated thereunder (“Customer NPI”).  To protect the privacy of Customer NPI pursuant to the requirements of such act, SunGard shall, in addition to complying with the confidentiality requirements set forth above, (i) implement appropriate administrative, technical and physical safeguards designed to ensure the security and confidentiality of Customer NPI, protect against any anticipated threats or hazards to the security or integrity of Customer NPI and protect against unauthorized access to or use of Customer NPI that could result in substantial harm or inconvenience to a customer of Customer; and (ii) permit Customer to monitor SunGard’s compliance with the foregoing during Customer’s use of the Services, provided that such monitoring shall not interfere with another customer’s use of SunGard’s services or with SunGard’s operations.

4.             TERMINATION.

(a)           If either party breaches any of its obligations under a Schedule in any material respect and the breach is not substantially cured within the cure period specified below, then the other party may terminate that Schedule, without penalty, by giving written notice to the breaching party at any time before the breach is substantially cured.  If this Master Agreement includes a Recovery Services Exhibit, then (i) with respect to a breach of SunGard’s obligations to provide the Recovery Services to Customer during a Disaster (as such terms are defined in the Recovery Services Exhibit), the cure period shall be five (5) days, and (ii) with respect to Customer’s obligations under the access and use provisions set forth in Sections A.2, A.3 and C of the Recovery Services Exhibit, there shall be no cure period (and SunGard shall have the right to terminate the applicable Schedule immediately).  With respect to Customer’s obligations to comply with SunGard’s Network Policies (as defined in the applicable Services Exhibit) the cure period shall be five (5) days.  With respect to all other obligations, unless otherwise specified, the cure period shall be 30 days after receipt of written notice describing the breach, provided that, if a longer period is reasonably required to cure the breach and the cure is promptly begun.  such cure period shall be extended for as long as the cure is being diligently prosecuted to completion.

(b)           If 3  Schedule is terminated due to an uncured material breach by Customer, or if Customer properly exercises a right to cancel a Schedule before the end of the Agreed Term, then Customer shall (i) pay to SunGard the unamortized balance attributable to any equipment and software purchased by SunGard on behalf of Customer (as designated in the applicable Schedule) and (ii) reimburse SunGard for any cancellation charges for third party services purchased by SunGard on behalf of Customer (as designated in the applicable Schedule).

5.             LIABILITY AND INDEMNIFICATION.

(a)           Each party (“liable party”) shall be liable to the other party for any direct damages caused by any breach of contract, negligence or willful misconduct of the liable party (or any of its employees or agents).

(b)           The liable party shall indemnify and hold harmless the other party (and its Affiliates and their respective employees and agents) against any claims, actions, damages, losses or liabilities to the extent arising from any breach of contract, negligence or willful misconduct of the liable party (or any of its employees or agents).

(c)           In addition, SunGard shall indemnify and hold harmless Customer against any claims, actions, damages, losses or liabilities to the extent arising from infringement of any U.S. patent, copyright or other proprietary right resulting from Customer’s use of intellectual property developed or owned by SunGard and used to provide the Services.  SunGard’s liability with respect to this infringement indemnification is limited to making the Services non-infringing or arranging for Customer’s continued use of the Services, provided that, if both of the foregoing options are commercially impracticable for SunGard, then upon written notice to Customer, SunGard may cancel the affected portion of the Services and refund to Customer any

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*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.  OMISSIONS ARE DESIGNATED AS [****].  A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

prepaid fees for such Services.  With respect to intellectual property of third parties that is used by SunGard to provide the Services.  SunGard will, to the extent possible, provide to Customer the full benefit of all applicable warranties and indemnities granted to SunGard by such third parties.

(d)           In addition, Customer shall indemnify and hold harmless SunGard against any claims, actions, damages, losses or liabilities to the extent arising from (i) infringement of any U.S. patent, copyright or other proprietary right attributable to Customer’s data, content, software or other materials, (ii) Customer’s use of any Services in violation of any law, rule or regulation, (iii) Customer’s violation of any of SunGard’s Network Policies (as defined in the applicable Services Exhibit), or (iv) Customer’s use.  control or possession of any Mobile Resources at non-SunGard facilities.

(e)           An indemnifying party shall have no obligation for indemnification unless the other party promptly gives written notice to the indemnifying party after any applicable matter arises and allows the indemnifying party to have sole control of the defense or settlement of any underlying claim:  provided that the indemnifying party may not settle a claim without the other party’s prior written consent.  Notice will be considered prompt as long as there is no material prejudice to the indemnifying party.

6.             LIMITATION OF LIABILITY

(a)           Under no circumstances shall either party be liable for lost revenues, lost profits, loss of business, or consequential, indirect, exemplary, special or punitive damages of any nature, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability) or otherwise, and whether or not the possibility of such damages is foreseeable; provided that this exclusion shall not apply to (i) the party’s respective confidentiality obligations under Section 3, (ii) SunGard’s indemnification obligations under Section 5(b) with respect to willful misconduct and under Section 5(c), (iii) Customer’s indemnification obligations under Section 5(b) with respect to willful misconduct and under Section 5(d), and (iv) Customer’s payment obligations.

(b)           Except for SunGard’s indemnification obligations under Section 5(b) with respect to willful misconduct and under Section 5(c), SunGard’s total liability under a Schedule, whether in contract, tort (including negligence or strict liability), or otherwise, shall not exceed (i) [****].

(c)           Except for any direct damages caused by SunGard’s negligence or willful misconduct, SunGard shall have no liability for any damage to, or loss or theft of, any of (i) Customer’s tangible property located at a SunGard facility or in a SunGard vehicle, or (ii) Customer’s data, content, software or other materials located, used or restored at a SunGard facility or in a SunGard vehicle, or transmitted using SunGard’s Network Services.  If Customer’s data is damaged, lost or stolen as a result of SunGard’s negligence, then SunGard shall be liable to Customer only for Customer’s documented out-of-pocket expenses incurred to recreate such data.  Under no circumstances will SunGard be considered the official custodian or record keeper of Customer’s data for regulatory or other purposes.

WITH RESPECT TO EACH SCHEDULE, EXCEPT AS SPECIFICALLY STATED IN THIS MASTER AGREEMENT OR SUCH SCHEDULE, SUNGARD MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, NON-INTERFERENCE OR NON-INFRINGEMENT.

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7.             FORCE MAJEURE.  Neither party shall be liable for, nor shall either party be considered in breach of this Master Agreement or any Schedule due to, any failure to perform its obligations as a result of a cause beyond its control, including any natural calamity, act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, disruption or outage of communications, power or other utility, failure to perform by any supplier or other third party, or other cause which could not have been prevented with reasonable care.  If any force majeure event affects SunGard’s ability to deliver Services, then SunGard shall use all reasonable efforts to implement its applicable redundant resources or other back-up solutions.

8.             NOTICE.  All notices, consents and other communications under this Master Agreement shall be in writing and shall be deemed to have been received on the earlier of (a) the date of actual receipt at the designated street address, (b) the first business day after being sent to the designated street address by a reputable overnight delivery service, or (c) the third business day after being mailed to the designated street address by first class mail.  Any notice may be given by e-mail to the designated e-mail address or by fax to the designated fax number, provided that a signed written confirmation is received at the designated street address within seventy-two (72) hours thereafter.  Disaster declaration notice (as described in the Recovery Services Exhibit) may be given orally, provided that a signed written confirmation is received at the applicable recovery facility within twenty-four (24) hours thereafter.  Communications sent to any street address, e-mail address or fax number other than those designated in this Master Agreement or the applicable Schedule shall not be valid Customer’s street address, e-mail address and fax number for notice are stated in the applicable Schedule.  SunGard’s street address for notice is 680 East Swedesford Road.  Wayne, Pennsylvania 19087, Attention:  Contract Administration.  SunGard’s e-mail address for notice is contract.admin@sungard.com. SunGard’s fax number for notice is 1-610-225-1125.

9.             PUBLICITY.  Neither party will, without the other party’s prior written consent, (a) use the name, trademark, logo or other identifying marks of the other party in any sales, marketing or publicity activities or materials, or (b) issue any press release, interviews or other public statement regarding this Master Agreement or any Schedule; provided that either party may publicly refer to the other by name as a vendor or customer and may disclose the existence and general nature of this Master Agreement (but not any of the specific terms of this Master Agreement or any Schedule or any detailed information regarding the performance of this Master Agreement or any Schedule).

10.          ENTIRE UNDERSTANDING.  This Master Agreement states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, negotiations and other written or oral communications between the parties with respect to its subject matter.  Each Schedule states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, negotiations and other written or oral communications between the parties with respect to its subject matter.  No modification of this Master Agreement or any Schedule, and no waiver of any breach of this Master Agreement or any Schedule, shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought.  No waiver of any breach of this Master Agreement or any Schedule, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach thereof.  Any purchase order submitted by Customer to SunGard shall be used only for invoice processing purposes and shall have no legal effect.

11.          PARTIES IN INTEREST.  Neither party may assign this Master Agreement or any Schedule, or any rights or obligations thereunder, without the prior written consent of the other party, which will not be unreasonably withheld; provided that either party may assign any Schedule to an Affiliate by giving prior written notice to the other party.  This Master Agreement and each Schedule shall bind, benefit and be enforceable by and against both parties and their respective successors and permissible assigns.  No third party shall be considered a beneficiary of, or entitled to any rights under, this Master Agreement or any Schedule.

12.          CONSTRUCTION.  THIS AGREEMENT AND EACH SCHEDULE SHALL BE GOVERNED BY SUBSTANTIVE PENNSYLVANIA LAW.  This choice of governing law shall not be considered determinative of the jurisdiction or venue of any action between the parties.  In any action relating to this Master Agreement or any Schedule, (a) each of the parties irrevocably waives the right to trial by jury, (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the designated street address at which the party is to receive notice in accordance with Section 8 of this

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Master Agreement, and (c) the prevailing party shall be entitled to recover its reasonable attorney’s fees (including, if applicable, charges for in-house counsel), court costs and other legal expenses from the other party.  A determination that any term of this Master Agreement or any Schedule is invalid or unenforceable shall not affect the other terms thereof.  Section headings are for convenience of reference only and shall not affect the interpretation of this Master Agreement or any Schedule.  The relationship between the parties created by this Master Agreement or any Schedule is that of independent contractors, and not partners, joint venturers or agents.  Sections 3, 5, 6 and 12 shall survive any termination of this Master Agreement or any Schedule.

13.          ENFORCEMENT.  Each party acknowledges that the provisions of this Master Agreement regarding confidentiality and access to and use of the other party’s resources are reasonable and necessary to protect the other party’s legitimate business interests.  Each party acknowledges that any breach of such provisions shall result in irreparable injury to the other for which money damages could not adequately compensate.  If there is a breach of such provisions, then the injured party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have a decree of specific performance or an injunction issued by any competent court, requiring the breach to be cured or enjoining all persons involved from continuing the breach.  The existence of any claim or cause of action that a party (or any other person involved in the breach) may have against the other party shall not constitute a defense or bar to the enforcement of such provisions.

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RECOVERY SERVICES EXHIBIT
TO THE MASTER AGREEMENT FOR U.S. AVAILABILITY SERVICES
DATED 6/1/08

A.            RECOVERY SERVICES.  Each Schedule to this Master Agreement specifies a Customer location (“Location”), the recovery services to be provided by SunGard to Customer for that Location (“Recovery Services”), the fees to be paid by Customer to SunGard for those services, and any other applicable terms.

1.     DISASTER.  A “Disaster” is any unplanned event or condition that renders Customer unable to use a Location or the equipment situated there for its intended computer processing and related purposes.  By signing or amending a Schedule, Customer warrants that the Location specified in that Schedule is not at that time experiencing a Disaster.  Customer may declare a Disaster by having one of its designated representatives give notice to SunGard stating that a Disaster occurred, identifying the affected Location, and specifying which Recovery Services Customer believes will be required.  SunGard will then follow Customers reasonable declaration procedures as provided to SunGard in the Disaster Declaration Authority form.

2.     SELECTED SERVICES.  Whenever Customer declares a Disaster, the Recovery Services to be provided by SunGard to Customer shall be the following services which were selected by Customer in the applicable Schedule:

(a)   Center-Based Recovery Services.  Immediate and exclusive use of the services described below (“Center-Based Recovery Services”), which Customer may use during the period of time stated below, provided at a SunGard facility:

(i)    Hotsite.  An installed, fully operational computer system and networking capability (“Hotsite”), equal to or better than (in all material respects including equipment quality and processing capacity) the Hotsite Configuration described in the Schedule, which Customer may use for six (6) weeks.

(ii)   Coldsite.  Environmentally prepared computer space (“Coldsite”), properly equipped to facilitate the installation of a computer system comparable to the Hotsite Configuration, which Customer may use for six (6) months.

(iii)  Office Space.  An adequate and reasonable amount of office space in the same facility where the Hotsite or Coldsite is located, properly equipped to facilitate the installation of terminals, which Customer may use to operate that Hotsite or Coldsite.

(iv)  Work Group Space.  An adequate and reasonable amount of office space, properly equipped to accommodate the Work Group Configuration described in the Schedule, which Customer may use for six (6) weeks.

(v)   MegaVoice.sm  SunGard’s voice communications backup service for the number of communications ports stated in the Schedule, which Customer may use for six (6) weeks.

(b)   Mobile Recovery Services.  Immediate and exclusive use of the services described below (“Mobile Recovery Services”), which Customer may use for the duration of a Disaster:

(i)    Replacement Recovery System.  A fully operational, relocatable computer system and networking capability (“Replacement Recovery System”), equal to or better than (in all material respects including equipment quality and processing capacity) the Mobile Configuration described in the Schedule, to be provided to Customer by one of the following methods at Customer’s option:

a.     Primary Recovery Facility.  Access to the Replacement Recovery System at a SunGard facility where it is then installed.

b.     Alternate Recovery Facility.  Delivery of the Replacement

Recovery System to a SunGard facility where it may be accommodated, within forty-eight (48) hours after SunGard receives the Disaster declaration notice.

c.     Mobile Data Center.  Delivery of a properly equipped vehicle housing the Replacement Recovery System to a destination in the continental United States requested by Customer, within forty-eight (48) hours after SunGard receives the Disaster declaration notice.

d.     Customer Facility.  Delivery of the Replacement Recovery System to a properly equipped facility located in the continental United States requested by Customer, within forty-eight (48) hours after SunGard receives the Disaster declaration notice.

(ii)   Computer Space.  Environmentally prepared computer space (“Computer Space”), properly equipped to facilitate the installation of a computer system comparable to the Mobile Configuration, to be provided to Customer by one of the following methods at Customer’s option;

a.     SunGard Facility.  Access to the Computer Space at a SunGard facility where the Replacement Recovery System may be accommodated.

b.     Mobile Coldsite.  Delivery of a properly equipped vehicle housing the Computer Space to a destination in the continental United States requested by Customer, within forty-eight (48) hours after SunGard receives the Disaster declaration notice.

(iii)  Supplemental Office Space.  An adequate and reasonable amount of office space in the same SunGard facility where the Replacement Recovery System or Computer Space is located, properly equipped to facilitate the installation of terminals, which Customer may use to operate that Replacement Recovery System or Computer Space.

(iv)  Mobile Work Group Space.  SunGard will commence the delivery of a vehicle properly equipped to accommodate the Mobile Work Group Configuration described in the Schedule, to a destination in the continental United States requested by Customer, within twenty-four (24) hours after SunGard receives the Disaster declaration notice.

(v)   Quick Ship Equipment.  Delivery of equipment equal to or better than (in all material respects including equipment quality and processing capacity) the Quick Ship Equipment described in the Schedule, to a properly equipped facility in the continental United States requested by Customer, within forty-eight (48) hours after SunGard receives the Disaster declaration notice.

(c)   Network Services.  Use, within two (2) hours after SunGard receives the Disaster declaration notice, of the network services described below (“Network Services”), which Customer may use for six (6) weeks:

(i)    Center to Center.  On-demand connectivity among SunGard facilities using the SunGard Global Network (“SGN”) in accordance with the Network Configuration described in the Schedule.

(ii)   Dedicated Circuit.  Dedicated connectivity between the Customer location described in the Schedule and the SunGard facility or SGN POP (point of presence) described in the Schedule, using a dedicated circuit that is either (a) procured and installed by SunGard or (b) procured and installed by Customer with installation management assistance from SunGard, as indicated in the Schedule.

(iii)  Net ReDirect Services.  On-demand connectivity between the SGN POP where the Customer’s local circuit terminates and the SunGard facility described in the Schedule, which services are designated as “Net ReDirect Metropolitan Services” when the SGN POP and SunGard facility are located in the same metropolitan area.

(iv)  IP ReDirect Services.  On-demand, point-to-point or point-to-multipoint, Internet Protocol (IP) connectivity between the IP-enabled SGN POP where Customer is accessing the SGN and the IP-enabled SunGard facility described in the Schedule, with such connectivity delivered using a single Ethernet interface directly attached to a router at the Customer location that is procured by either SunGard or Customer, as indicated in the Schedule.

(v)   DRO Port.  On-demand use of a frame relay or ATM DRO port on the SGN as described in the Schedule, to provide connectivity between Customer’s frame relay or ATM DRO network and the SGN.  Customer shall be responsible for all costs and all necessary notices to and communications with telecommunications vendor relating to Customer’s re-direction of Customer’s frame relay or ATM DRO network [PVC(s)?] to the SunGard frame relay or ATM DRO port.

(vi)  Web ReDirect Services.  On-demand access to the Internet from the SunGard facility described in the Schedule, using any of the multiple Internet service providers under contract with SunGard (which may require Customer to set up domains to use the Web ReDirect Services).

3.     EXTENDED USE.  During a Disaster, Customer may continue to use the Center-Based Recovery Services or the Network Services beyond the periods stated in Section A2(a) and A2(c), respectively, provided that this extended use shall be subject to immediate termination if and when any other customer declares a disaster and requires use of the Recovery Resources then being utilized by Customer.

4.     COMPREHENSIVE DISASTER RECOVERY SUPPORT.  Whenever Customer uses Recovery Services during a Disaster, SunGard’s Support Staff (consisting of operations, communications, security, transportation, systems software and customer support personnel, as appropriate) shall provide comprehensive support to Customer on a 24-hour-a-day, 7-day-a-week basis, as needed.  During a Disaster, SunGard’s Support Staff also shall assist Customer in contacting vendors and in obtaining replacement equipment.

5.     TESTS.  Promptly after execution of this Master Agreement, SunGard shall either notify Customer of available times to schedule a training workshop at a SunGard facility or provide instructions to Customer to conduct a computer based training workshop.  Customer may use certain Recovery Services to test its disaster recovery capability (“Test”) for the number of Test Periods stated in the applicable Schedule.  Each Test Period entitles Customer to eight (8) hours of consecutive test time per contract year at a designated SunGard facility, on a non-cumulative basis.  During each Test, SunGard’s Support Staff shall provide reasonable supplies and support to Customer as needed, subject to availability.  In order for SunGard to provide support to Customer for a scheduled Test, all Test plans must be provided to SunGard at least three (3) weeks prior to the Test date.  Upon receipt of Customer’s Test plan, SunGard will then assign a SunGard technical coordinator to review Customer’s Test plan and coordinate Test support activities.  Customer shall schedule Tests at least four (4) months in advance.  Test time is available on a 24-hour-a-day, 7-day-a-week basis.  Any Test Period(s) cancelled by Customer less than 45 days before the scheduled date will be applied against Customer’s annual allotment of Test Periods, unless SunGard is able to utilize the cancelled time to provide test time to another customer.  All Tests shall be subject to immediate cancellation or termination by SunGard, and shall be rescheduled as soon as possible, if and when any other customer declares a disaster and requests use of the Recovery Services being tested.

6.     E-TESTING PROGRAM.  Customer may, at its option, elect to participate in SunGard’s E-Testing Program.  The E-Testing Program is a web-based service designed by SunGard to facilitate efficiency of pretest communications, by allowing Customer to complete and submit Test plans online for any scheduled Test.  Customer shall use the E-Testing Program only for its own internal purposes in testing certain Recovery Services with SunGard.  Periodically, in its sole discretion, SunGard may change or discontinue the E-Testing Program.  SunGard shall not be liable for any damages incurred by Customer as a result of Customer’s access to, use of, or retrieval of Customer’s Test plans, including damages caused by any viruses.  SunGard represents that it shall not knowingly code or introduce any virus or other disabling code into the systems used to provide the E-Testing Program or Customer’s Test plan.  SunGard shall use commercially reasonable efforts to assist Customer, at no charge, in mitigating the effects of any virus that is coded or introduced into the system.

7.     TEST SERVICES.  SunGard’s testing services are designed to provide reliable and repeatable Test services for operating system, application and data restorations (“Test Services”) while Customer is using the Recovery Services for a Test.  Whenever Customer schedules a Test of the Recovery Services, the Test Services provided by SunGard to Customer shall be the Test Services selected by Customer for the configurations identified in the applicable Schedule or Addendum.

8.     SOFTWARE.  All systems and utility software which SunGard has installed on the equipment used to provide the Recovery Services may be used by Customer during a Disaster or a Test.

9.     TECHNOLOGY EXCHANGE.  Upon Customer’s request, SunGard will provide a list of computer and communications equipment that is then currently available to enhance the Recovery Services.  Customer may exchange certain components of its configuration for hardware representing newer technology, by giving written notice to SunGard and signing an appropriate Addendum to the applicable Schedule.  Upon the effective date of this exchange, the Monthly or Annual Fees due under that Schedule may increase by an amount reasonably determined by SunGard, based upon the difference between (a) SunGard’s then prevailing Monthly or Annual Fees for the new hardware selected, and (b) the portion of the prior Monthly or Annual Fees covering the components that were replaced.

10.   ACCOUNT EXECUTIVE.  SunGard shall assign an Account Executive to Customer to assist in monitoring the continued viability of Customer’s disaster recovery capability and to facilitate ongoing communications between Customer and SunGard.

11.   HOTLINE.  SunGard shall maintain a toll-free customer support telephone service, on a 24-hour-a-day, 7-day-a-week basis, which Customer may use as needed.

12.   USER GUIDE.  Customer shall receive on-line access to SunGard’s current User Guide for the Recovery Services and all applicable updates and revisions, as and when issued.  Access is available at http://www.mysungard.com.

13.   ACTIVATION MANUAL.  Customer may select in the Schedule to receive an Activation Manual.  If Customer does so, then SunGard will prepare and deliver to Customer, within 120 days after the Schedule is signed by SunGard, an Activation Manual that will serve as a guideline for Customer’s use of the Mobile Data Centers and will contain placement recommendations, vendor contact information, and electrical and communication requirements.  SunGard’s obligation to prepare and provide the Activation Manual is subject to Customer’s reasonable cooperation and the availability of key Customer personnel to assist with the preparation of the Activation Manual.

B.            MAINTENANCE AND USE OF RECOVERY RESOURCES.  The terms of this Section B are intended to ensure that the facilities, equipment, network and other resources used by SunGard to provide the Recovery Services (“Recovery Resources”) are properly maintained and used, and to protect the respective interests of the parties in using the Recovery Resources.

1.     MAINTENANCE.  SunGard shall maintain vendor-specified proper operating environments at its facilities and in its vehicles used to provide the Recovery Services.  SunGard shall adhere to vendor-recommended procedures and policies for proper maintenance of the Recovery Resources, including necessary remedial maintenance and regularly scheduled preventive maintenance.  SunGard warrants to Customer that the Recovery Resources shall be maintained in a state of readiness at all times, consistent with SunGard’s obligations under this Master Agreement.

2.     SIGNIFICANT CHANGES.  SunGard may change the Recovery Resources and shall give written notice to Customer at least 60 days before making any significant change that might substantially and adversely impact Customer.  Customer shall then have an adequate and reasonable number of free additional Test Periods to Test the affected Recovery Services.  If, in Customer’s reasonable judgment, any such change substantially and adversely impacts Customer to the extent that Customer cannot use the affected Recovery Services, then Customer may terminate the affected Recovery Services by giving written notice to SunGard within ten (10) days after Customer first uses the affected Recovery Services for either a Disaster or Test.

3.     AUDITS.  At any time except when the Recovery Resources are being used during a disaster or a confidential test.  Customer may, at its expense, audit the Recovery Resources to verify SunGard’s compliance with this Master Agreement.  SunGard also shall permit any regulatory authority having jurisdiction over Customer to inspect the Recovery Resources.  SunGard shall, at its expense, have the Recovery Resources annually reviewed by an independent third-party auditor, whose reports shall be furnished to Customer upon request.

4.     STANDARD PROCEDURES.  SunGard shall maintain reasonable and uniform policies regarding security, safety, operations and other procedures for accessing and using the Recovery Resources during disasters and tests.  In the case of network resources, these policies (“Network Policies”) incorporate the policies, rules and regulations of SunGard’s underlying network and internet service providers.  All of these policies are included in SunGard’s on-line User Guide and in other written documents provided by SunGard to its Customers from time to time.  Both SunGard and Customer shall comply with these policies in all material respects and shall use all Recovery Resources in accordance with manufacturer specifications.  Before the conclusion of any Test or Disaster, Customer shall remove, erase or destroy all Customer Confidential Information it maintained in any form, recorded on any medium, or stored in any storage system as part of its use of the Recovery Services.

5.     SPECIAL PROCEDURES.  If Customer gives written notice to SunGard describing any special data protection or other security procedures used by Customer, then SunGard shall use commercially reasonable efforts to help implement those procedures whenever Customer is using the Recovery Resources.  Customer shall be responsible for any additional expenses reasonably incurred by SunGard in implementing Customer’s special procedures.

6.     MOBILE RESOURCES.  Title to all of the Recovery Resources used to provide Mobile Recovery Services (“Mobile Resources”), wherever located, shall remain in SunGard or its supplier, except for any Quick Ship Equipment as to which Customer properly exercises its purchase option, if any, described in the applicable Schedule.  With respect to any Mobile Resources for which the destination is not a SunGard facility, (a) Customer shall obtain or provide, at Customer’s expense, all permits, landlord consents and other authorizations, and all communications, power and other utility lines and equipment, needed to possess, locate or use the Mobile Resources at that destination, (b) Customer shall be responsible for the security of the Mobile Resources at that destination, (c) with respect to any SunGard vehicle.  Customer shall provide a suitable location for SunGard to park the vehicle (which location SunGard may disapprove in its reasonable discretion), (d) Customer shall not relocate the Mobile Resources without SunGard’s prior written consent which will not be unreasonably withheld, (e) when Customer’s use or right to use the Mobile Resources during a Disaster or Test ends, Customer shall comply with SunGard’s return delivery or shipment instructions, and (f) if the Mobile Resources do not include a SunGard vehicle, then Customer shall provide a proper operating environment for the Mobile Resources.

7.     NETWORK RESOURCES.  SunGard shall privately manage the SGN as a protocol-independent, multi-layer network.  After Customer has been switched onto the SGN, the applicable Network Services will be available on a 24-hour-a-day, 7-day-a-week basis excluding downtime attributable to routine and preventative maintenance.  Dedicated circuits connecting Customer locations to SunGard facilities or SGN POPs are provided by third parties and do not constitute Recovery Resources.  The Network Services are provided subject to the availability of the necessary services by SunGard’s underlying network and Internet service providers.  SunGard may, without penalty, and by providing Customer with thirty (30) days prior written notice, terminate any Schedule or withhold provision of the Network Services if:  (a) SunGard’s underlying network and Internet service providers withdraw or substantially alter any underlying tariff(s) resulting in a material, adverse effect on SunGard’s operational or financial ability to provide the Network Services; or (b) any public utility commission or other regulatory authority asserts jurisdiction over the Network Services, such that SunGard would be required to submit to common carrier public utility or other regulation to which SunGard is not now subject.

8.     FEES AND EXPENSES.  Customer shall be responsible for (a) any applicable Disaster Fees as indicated on a Schedule, (b) all communications and similar third party charges resulting from Customer’s use of the Recovery Resources, (c) all power, fuel and other utility charges resulting from Customer’s use of the Recovery Resources, except the initial six weeks of Hotsite use and except for Tests, (d) all costs associated with the transportation, delivery, operation and ongoing support of Mobile Resources used by Customer, and (e) all costs associated with the installation and de-installation of Mobile Resources used by Customer at non-SunGard locations.

C.            MULTIPLE DISASTER.  Customer’s rights of immediate and exclusive use of the Recovery Services, as provided in Section A2, shall be subject to the possibility that one or more other customers (“other affected customers”) could declare a disaster at the same time as (or before or after) Customer and require use of the same Recovery Resources at the same time as Customer (“Multiple Disaster”).  The following provisions are intended to avoid or minimize contention for Recovery Resources during Multiple Disasters.

1.     PRIORITY RESOURCES AND SHARED RESOURCES.  All Recovery Resources shall be available on a priority use basis (“Priority Resources”) except for those designated by SunGard as available on a shared use basis (“Shared Resources”).  SunGard’s designations of Shared Resources shall be made in its reasonable discretion and shall be subject to change without notice.

2.     ACCESS AND USE PROCEDURES.  Access to and use of Recovery Resources during disasters shall depend upon whether the Recovery Resources are Priority Resources or Shared Resources and, with respect to Priority Resources, the order in which disasters are declared.  SunGard shall maintain records of its receipt of disaster declarations, which shall be the exclusive basis for determining the order in which disasters are declared.

(a)   Customer shall have priority rights of access to and use of applicable Priority Resources that are not then being used by other affected customers who previously declared disasters.  Use of such Priority Resources is exclusive for as long as Customer is entitled to use them under Section A2.

(b)   Customer and all other affected customers shall have equal rights of access to and use of applicable Shared Resources, irrespective of the order in which disasters occur or are declared.  Use of Shared Resources may be exclusive at times, but remains subject to the possible need for shared or allocated use with other affected customers.  In an effort to avoid the need for shared or allocated use of any Shared Resources, SunGard shall, to the fullest extent possible under the circumstances, take full advantage of, and provide access to, all of its other available Shared Resources.

(c)   If applicable Priority Resources and applicable Shared Resources are both available.  Customer may choose which type to use.

(d)   Customer shall cooperate with SunGard and all other affected customers as reasonably required under the circumstances, including to coordinate the efficient use of Recovery Resources, to avoid or minimize the need for shared or allocated use of Shared Resources, and to implement any necessary plans for shared or allocated use of Shared Resources.

(e)   If a Multiple Disaster is widespread or extreme, then, notwithstanding the foregoing provisions, SunGard may implement emergency procedures that are necessary, in SunGard’s reasonable judgment, to allocate Recovery Resources in order to address applicable national interests and comparable concerns.

3.     MULTIPLE DISASTER PROTECTION.  To lower the probability of a Multiple Disaster, SunGard shall comply with the following terms:

(a)   No other customer shall be granted any greater rights of access to or use of the Recovery Resources than are granted to Customer under this Master Agreement.

(b)   No agreement to provide use of any Recovery Resources shall be entered into at a time when the customer location to be serviced is then currently experiencing a disaster.

For Center-Based Recovery Services, SunGard also shall comply with the following:

(c)   To discourage unnecessary disaster declarations, Disaster Declaration Fees, as provided in the Schedules, shall be charged whenever a customer declares a disaster.

(d)   To discourage unnecessary use of the Recovery Resources, Daily Usage Fees, as provided in the Schedules, shall be charged for use of the Recovery Resources other than for tests.

4.     CRISIS MANAGEMENT.  Whenever SunGard learns of an approaching storm or other situation that might cause a Multiple Disaster, SunGard shall monitor the situation and use commercially reasonable efforts to coordinate contingency plans with all potentially affected customers.